EXIT FINANCING
TERM SHEET
FOR

OTTER TAIL AG ENTERPRISES, LLC,
AS DEBTOR IN POSSESSION
IN BANKRUPTCY CASE NO. 09-61250
UNITED STATES BANKRUPTCY COURT, DISTRICT OF MINNESOTA

OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Debtor”), hereby provides MMCDC New Markets Fund II, LLC (“NMF”) with the following proposal for the exit financing pursuant to the terms of a plan of reorganization which is acceptable to Debtor.

Reference is made herein to the following NMF Notes and Loan Agreements (collectively, the “NMF Loan Agreements”):

a.	Senior Loan Note dated March 30, 2007;

b.	Subordinate Loan Note dated March 30, 2007;

c.	Construction and Term Loan Agreement dated March 30, 2007.

Unless otherwise expressly defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the NMF Loan Agreements.  Terms and conditions of the exit financing proposal are as follows:

Debtor:
Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company, as Debtor in Possession in its Chapter 11 case in the United States Bankruptcy Court, District of Minnesota (the “Debtor’s Chapter 11 Case”).

Lender:	MMCDC New Markets Fund II, LLC, a Delaware limited liability company.
Credit Facilities:	The existing NMF Loan Agreements will be reaffirmed in all respects except as otherwise set forth below in regards to payment of default interest.
Closing Date:	A date not later than 10 Business Days following the entry of a confirmation order (the “Confirmation Order”) confirming the Debtor’s plan of reorganization (the “Plan”).
Maturity Dates:	The maturity dates under the existing NMF Loan Agreements remain unchanged.

Interest:	The accrual rates of interest under the existing NMF Loan Agreements remain unchanged.
Amortization:	The amortizations under the existing NMF Loan Agreements remain unchanged.
Security:
The mortgages and financing statements previously filed of record to secure the NMF Loan Agreements remain in effect and retain their prepetition status in terms of validity and priority as encumbrances against Debtor’s property. Nothing in the Plan shall be deemed to supersede or terminate the Amended and Restated Intercreditor Agreement amongst the Senior and subordinate lenders dated June 4, 2008.

Accrued Default Interest: Debt Service Reserve Account
All default interest provided by the NMF Loan Agreements will be deferred until the present maturity dates in the NMF Loan Agreements.  Provided that the Debtor does not default in the performance of its obligations under the Loan Documents, NMF will waive such interest on the maturity dates in the NMF Agreements.

The Debtor will establish at Confirmation and thereafter maintain a segregated deposit account, identified as the NMF Debt Reserve Account, which shall at all times have a balance equal to at least six months of interest due on the NMF Loans. The Debtor shall at least monthly provide NMF with evidence of compliance.  The deferred default interest shall become immediately due and payable upon failure to maintain the required minimum balance.  The Debtor and lending institution at which the deposit account is located will execute a Deposit Account Control Agreement in favor of NMF.

Plan of Reorganization:
The Debtor shall file the Plan, which must be acceptable to AgStar and NMF (collectively the “Prepetition Lenders”), on or before February 28, 2010 (the “Plan Date”).

At a minimum, the Plan shall not be deemed acceptable to the Prepetition Lenders unless:

•      The Plan provides for and treats the Prepetition Lenders as  fully secured creditors;
•      The Plan provides for the financing set forth in this Term Sheet;
•      The Confirmation Order and the Plan provide that the assets of Debtor will be free from any and all subordinate mortgages, liens, and encumbrances, including any lessor’s interests, except as may be accepted by the Prepetition Lenders.

Conditions Precedent To Closing:
Entry of the Confirmation Order confirming the Plan which is satisfactory to the Prepetition Lenders on or before May 1, 2010;

Payment to NMF of all accrued regular interest in the estimated amount of $495,073 (amount as of January 4, 2010);

NMF’s receipt of subscription letters, acceptable to NMF (collectively, the “Subscription Letters”), (a) in an amount not less than $6,000,000.00 on or before January 15, 2010; and (b) in an aggregate amount not less than $12,000,000.00 on or before the Plan Date

Confirmation of equity contributions pursuant to the Subscription Letters to the reorganized Debtor of at least $12,000,000;

Delivery of a risk management plan reasonably acceptable to NMF including a designated risk management officer;

Compliance with all conditions precedent required by AgStar including payment of all interest and default charges due;

If not expressly provided in the Confirmation Order, execution of an agreement with U.S. Bank, as Indenture Trustee (the “Trustee”), and Otter Tail County (the “County”) regarding the resolution of the outstanding bond debt and the release of all liens, security interests or lessor interests in any of the assets of the Debtor; and

Compliance with all conditions precedent set forth in the Loan Documents.

Sale of Ethanol Facility:
If no Plan acceptable to the Prepetition Lenders is filed by the Plan Date, the Debtor shall file, within ten (10) Business Days thereafter, a motion to sell the Debtor’s assets, including the ethanol production facility, free and clear of interests, liens, encumbrances and claims pursuant to Bankruptcy Code § 363(b) and (f).  Such motion must be accompanied by sales procedures acceptable to NMF, including that any such sale shall close not later than May 1, 2010.

Within ten (10) Business Days of filing such motion, the Debtor shall engage a financial advisor (the “Financial Advisor”) reasonably acceptable to the Prepetition Lenders to manage the sale of the ethanol facility.

Expenses:
The Debtor shall reimburse NMF for all reasonable costs and expenses, including legal fees, consultant fees, appraisal fees, financial advisor fees, and other similar fees, costs and expenses in connection with the negotiation, documentation, execution, syndication and delivery of the Loans and the Debtor’s Chapter 11 Case.

SIGNATURE PAGE TO
EXIT FINANCING
TERM SHEET
FOR
OTTER TAIL AG ENTERPRISES, LLC,
AS DEBTOR IN POSSESSION
IN BANKRUPTCY CASE NO. 09-61250
UNITED STATES BANKRUPTCY COURT, DISTRICT OF MINNESOTA

This Term Sheet is accepted this 1st day
of February 2010 by:

DEBTOR:

OTTER TAIL AG ENTERPRISES, LLC
a Minnesota limited liability company

By	/s/ Anthony J Hicks
Name: Anthony J Hicks
Title: Chief Executive Officer

This Term Sheet is accepted this 3rd day
of February 2010 by:

MMCDC NEW MARKETS FUND II, LLC

/s/ Arlen Kangas
By:	Arlen Kangas
Its:	President